Exhibit 99.1

NYSE Amex: GSS / NYSE MKT: GSS / TSX: GSC / GSE: GSR

Golden Star Resources Completes Sale of $77.5 Million Convertible Senior Unsecured Debentures

Denver, CO, May 31, 2012 — Golden Star Resources Ltd. (NYSE Amex: GSS) (NYSE MKT: GSS) (TSX: GSC) (GHANA: GSR) (“Golden Star” or the “Company”) today announced that, further to its May 17, 2012, news release, it has completed the sale of $77,490,000 in principal amount of 5.00% Convertible Senior Unsecured Debentures due June 1, 2017 (the “New Debentures”). All references to “$” in this press release are to United States dollars.

Pursuant to the purchase and exchange agreements entered into on May 17, 2012, Golden Star has today purchased an aggregate of $74,510,000 of the principal outstanding under its 4.00% Convertible Senior Unsecured Debentures due November 30, 2012 (the “Original Debentures”), by way of privately negotiated transactions with certain holders of Original Debentures. After purchasing and cancelling $74,510,000 of Original Debentures, an aggregate of approximately $50.5 million principal amount of Original Debentures remains outstanding. The Company’s current financial plan is to repay the $50.5 million outstanding under the Original Debentures in cash.

Tom Mair, President and CEO, commented, “We are very pleased to complete this financing. This will give us the flexibility to continue the development of Golden Star’s pipeline projects, including the Dumasi pit and the Prestea Underground mine, both very important projects for the Company.”

BMO Capital Markets acted as the exclusive financial advisor to Golden Star in connection with the purchase of the Original Debentures and sale of the New Debentures.

COMPANY PROFILE

Golden Star Resources holds the largest land package in one of the world’s largest and most prolific gold producing regions. The Company holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana, West Africa. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding. Additional information is available at www.gsr.com.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the financial strength and flexibility of the Company as a result of the issuance of the New Debentures, the development of its pipeline projects, and the Company’s plan to repay the outstanding balance of Original Debentures in cash. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plants and at the Wassa processing plant; variations in ore grade, tonnes mined, crushed or milled;

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-17 Page 1 of 2

variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets; and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2011. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.

Bruce Higson-Smith, Senior Vice President Finance and Corporate Development

1-800-553-8436

INVESTOR RELATIONS

Jay Pfeiffer, Pfeiffer High Investor Relations, Inc.

303-393-7044

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-17 Page 2 of 2